Exhibit 10.1

THORIUM POWER, LTD.

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of January 1, 2007 (the “Agreement”), by and between THORIUM POWER, LTD., a Nevada corporation, having its principal place of business at 8300 Greensboro Drive, Suite 800, McLean, VA 22102 (“Company”) and SEC Audit Prep, Inc. (“Consultant”).

BACKGROUND

Company desires to retain Consultant to perform the Services (as defined below) and Consultant desires to perform the Services for Company subject to the terms and conditions set forth below. This agreement supersedes the previous consulting agreement between the Consultant and Novastar Resources Ltd.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto intending to be legally bound hereby agree as follows:

1. THE SERVICES.

Subject to the terms of this Agreement, Consultant agrees to act as a consultant on behalf of Company and perform the following services ( the “Services”):

The Consultant will be the Treasurer and Acting Chief Financial Officer of the Company for a period of time until a Chief Financial Officer is appointed. After a Chief Financial Officer is appointed, the Consultant will become the Treasurer and Financial Consultant providing financial consulting services such as processing all bills for payment and maintaining the company’s books and records, preparing monthly reports for management and the Board, preparing quarterly and annual Securities Exchange Act of 1934 reports, review significant events and changes of accounting rules that effect the company, interface with the auditors in answering questions and assisting them in getting their work completed timely, participate in audit committee meetings and answer audit committee questions, perform an internal audit function where needed, and working to institute the highest level of corporate governance for the Company, as well as other functions customary to the office of Treasurer. In addition, the Consultant shall help perform the SOX 404 compliance work and prepare the audit and quarterly review preparation binders for the external auditors and such other similar tasks as the Company may request. Any M&A work, due diligence work or other special projects outside the scope of the above mentioned services will be charged at a mutually agreeable hourly rate.

2. TERM.

The initial term of this Agreement shall be for a period of two years; provided, however, that this Agreement shall automatically be extended for additional periods of one (1) year unless terminated by either party in accordance with Section 5. In the event of the termination of this Agreement, Consultant shall promptly return to Company any and all documents or materials in whatever form or medium, and all copies made thereof, which Consultant received from Company for purposes of this Agreement, as well as all Work Product as defined and described in Section 6 of this Agreement.

3. FEES AND REIMBURSEMENT OF CERTAIN EXPENSES.

a.
Company shall pay Consultant a consulting fee (the “Fee”) to SEC Audit Prep, Inc. equal to a monthly fee of $16,000 for Services performed. The Fee shall be payable per invoice every month, no later than the 10th business day following the receipt by Company from the Consultant of an invoice. The Consultant shall be paid a Fee for a minimum of $16,000 whether or not the Company still requires the Consultant to perform all the Services mentioned above during the contract term.

b.
The Company shall grant to the Consultant a nonqualified stock option for the purchase of 150,000 shares of the Company’s common stock. The option’s exercise price will be equal to the fair market value of the Company’s Common Stock on the date of grant. The option shall vest in equal monthly installments over a three (3) year period. If the Consultant is terminated without cause or if there is a change of control of the Company, then the option shall vest immediately. The term of the option shall be ten years.

c.
Upon termination of this Agreement for any reason, Consultant expressly understands and agrees that Company’ sole obligation shall be to pay Consultant the Fee for Services rendered through the effective date of termination or expiration, including any mandatory notice period.

d.
Reimbursement of any reasonable travel expenses, if any, shall be made according to Company’ corporate policy; provided, however, that in no event shall the Fee be paid for travel time. Consultant shall be reimbursed for other reasonable and necessary expenses actually incurred or paid by Consultant during the term or any extension thereof in the performance of the Services within twenty (20) business days of the submission and approval by Company of expense statements, vouchers, or other supporting information reasonably acceptable to Company. Any travel expenses in excess of $2,000 in each instance shall require prior approval by the Company.

e.
Consultant shall not be entitled to participate in any fringe benefits or privileges given or extended by Company to its officers and employees, including without limitation, medical benefits, retirement plans or stock options. Consultant shall be responsible for the payment of all federal, state and local taxes including, without limitation, withholding and sales taxes, and, at the request of Company, Consultant shall provide to Company evidence that all of such payments have been made. Such evidence may include, at Company’ option, a written statement by Consultant that Consultant has timely and appropriately paid and withheld all appropriate taxes. Consultant warrants and represents that Consultant has complied with, and covenants that during the term of this Agreement or any extension thereof, Consultant shall continue to comply with all laws, rules and regulations required by appropriate government authorities for independent contractors, including the appropriate withholding, reporting and payment of all required taxes. Consultant shall indemnify and hold Company harmless from and against any claims, damages, debts, obligations, liabilities and expenses (including, without limitation, attorney’s fees and expenses and court costs) arising out of Consultant’s failure to perform any covenant contained in, or Consultant’s breach of any representation or warranty set forth in, this Section.

4. DUTIES AND EXTENT OF SERVICES

Upon the execution of this Agreement and throughout its term or any extension thereof, Consultant shall assume the position of Treasurer and Financial Consultant to Company and the Consultant shall be available at all times necessary or appropriate in order for Consultant to effectively perform the Services. Consultant shall exert Consultant’s best efforts and attention to the affairs of Company. Consultant shall notify Company promptly of any other engagement or commitment which could reasonably be expected to interfere or conflict with the performance of Services hereunder.

The work performed above will be done on an as-needed hourly basis, which limits our involvement and knowledge of the daily operations of the company. Because of this, there is a risk that material errors, irregularities, or illegal acts, including fraud or defalcation, may exist and may not be detected by us. By signing below the company acknowledges this fact and agrees to indemnify us should any of the above situations occur.

5. TERMINATION

Consultant’s engagement hereunder shall terminate at the end of the term or any extension thereof as set forth in Section 2 hereof or sooner upon the occurrence of any of the following events:

a.	The termination of Consultant hereunder by Company at its option, for any reason or no reason, to be exercised by 270 days written notice from Company to Consultant.

b.	Consultant’s death.

c.
Upon delivery of written notice by Company to Consultant if Consultant materially breaches this Agreement; provided that the Company gives the Consultant a description of the material breach and at least twenty days to cure the breach.

6. LIMITED LIABILITY

Consultant shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or the employees of the Consultant in the performance of Consultant’s services under this agreement. THORIUM POWER, LTD. shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney’s fees, or attachments arising from or growing out of the services rendered to the Company.

7. INDEMNIFICATION

THORIUM POWER, LTD. Agrees to indemnify and save harmless the Consultant, as well as Consultant’s officers, employees, and agents from all suits, actions, losses, damages, claims, or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney’s fees arising out of or occasioned by the acts of THORIUM POWER, LTD., its agents or employees, or occasioned by the acts of Consultant in the execution or performance of the services provided by the Consultant, at any time from the execution date of this Agreement until such time after any pertinent limitations period expires after he termination of this Agreement.

As a part of this indemnification, THORIUM POWER, LTD. agrees to defend and hold harmless Consultant from and against any and all liabilities, excluding gross negligence on the part of the Consultant, arising from the consulting agreement. As such, Consultant shall not be liable to THORIUM POWER, LTD., or anyone who may claim any right due to its relationship with THORIUM POWER, LTD., for any acts or omissions, other than gross negligence, on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant’s services under this Agreement. THORIUM POWER, LTD. shall hold Consultant free and harmless from any obligation, costs, claims, judgments, attorney’s fees, or attachments arising from or growing out of the services rendered to the Company.

8. WORK FOR HIRE

a.
The parties acknowledge and agree that all rights, including without limitation ownership, patent and copyright, in any software, materials, reports (including, without limitation, report books, reference materials and other literature relating to Company’ products or services or otherwise related to the Services), memoranda, graphics, logos or other work product prepared by Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter the “Work Product”) vest in Company. The parties expressly acknowledge that the Work Product was specially ordered or commissioned by Company and further agree that it shall be considered a “Work Made for Hire” within the meaning of the copyright laws of the United States and that Company is entitled, as sole author, to the copyright and all other rights therein, throughout the world, including but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion. If, for any reason, the Work Product is not considered a “work made for hire” under the copyright laws of the United States as aforesaid, then Consultant hereby grants and assigns to Company, its successors and assigns, all of Consultant’s right, title and interest in the Work Product, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised including, but not limited to, the right to make changes therein, and such uses thereof, as Company may determine in its absolute discretion. Consultant also agrees to keep necessary records, made alone or with others during the course of performing Services pursuant to this Agreement, and agrees to furnish Company, upon request, with all such records.

b.
If Company is unable, after reasonable effort, to secure Consultant’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Work Product, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Consultant.

 9. PROPRIETARY INFORMATION

a.
For purposes of this Agreement, “proprietary information” means information relating to the business of Company or any affiliated or subsidiary entity and shall include (but shall not be limited to) information encompassed in all Work Product, specifications, drawings, graphics, logos, designs, computer programs, source code, object code, models, methodologies, algorithms, user documentation, plans, formulas, proposals, marketing and sale plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company or information of customers or clients of Company which Company is required to maintain as confidential.

b.
Consultant agrees to regard and preserve as confidential, all proprietary information, whether or not it has such information in writing, other physical or magnetic form or such information is contained in Consultant’s memory or the memory of any of Consultant’s agents or employees. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purpose, nor disclose to any other person or entity, either during the term of Consultant’s engagement hereunder or thereafter, except as required by the conditions of Consultant’s engagement hereunder, any proprietary information.

c.
Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant’s performance hereunder, Consultant shall comply with all legal obligations Consultant may now or hereafter have regarding the information or other property of any other person, firm or corporation.

d.
The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of Consultant, hereafter disclosed in publicly available sources of information, (iii) can be demonstrated to Company’ satisfaction that it is now in the possession of Consultant without any obligation of confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by a third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

10. NO SOLICITATION AND COVENANT NOT TO COMPETE

a.
During the period commencing on the date hereof and ending two (2) years after the termination of Consultant’s engagement for any reason (the “Restricted Period”), Consultant shall not directly or indirectly induce, solicit, persuade or entice or attempt to induce, solicit, persuade or entice any of the employees, consultants or agents of Company to leave the employment of Company or to terminate the consultancy or agency relationship with Company, as the case may be.

b.
During the Restricted Period, Consultant shall not, without the written consent of a duly authorized officer of Company: (i) directly or indirectly, whether as principal, agent, stockholder, or in any other capacity, have a financial interest in any company or enterprise which is in competition with any business actively conducted by Company or any of its subsidiaries or affiliates; provided, however, that this shall not be deemed to preclude Consultant from owning not more than 1% of the stock or securities of any corporation, the shares of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended or (ii) directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, provide any services to any company or enterprise which would result in competition with the services, products and technologies sold, licensed or being developed or planned or otherwise contemplated by Company or any of its subsidiaries or affiliates at the time of the termination of this Agreement.

c.
During the Restricted Period, the Consultant shall not, directly or indirectly, induce, solicit, persuade or entice or attempt to induce, solicit persuade or entice any person who is then or has been within the preceding 12-month period a customer or account of Company or any of its affiliates, or any actual customer leads whose identity the Consultant learned of during the term of this Agreement or any extension thereof , to terminate or to adversely alter its contractual or other relationship with Company or any of its affiliates.

d.
During the term or any extension thereof the Consultant shall promptly disclose to Company any business idea or opportunity which falls within Company’ line of business or any logical extension thereof, which business idea or opportunity shall become the sole property of Company.

e.
Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. INJUNCTIVE RELIEF

Consultant acknowledges that the injury to Company resulting from any violation by Consultant of any of the covenants contained in this Agreement will be of such a character that Company cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any such violation; and no bond or other security shall be required in connection with such injunction.

12. NOTICES

Any notice of other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses set forth in the preamble of this Agreement, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing.

13. NO RESTRICTIONS

Consultant represents to Company, which relies on such representation, that Consultant is free to enter into this Agreement in that Consultant is not under any restrictions from a former employer or business that would preclude Consultant’s from making these agreements. Consultant understands that Company does not want Consultant to disclose to it any confidential information that Consultant may have obtained from a former employer, although Consultant is free to use Consultant’s general knowledge and past experience in the performance of the Services.

14. GENERAL CONDITIONS

a.	The terms and conditions of Paragraphs 3E, 6, 7, 8, 9, 10, 11 and 12 hereof shall survive the termination of this Agreement or completion of the Services as the case may be.

b.
Consultant shall not assign this Agreement or delegate Consultant’s duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of Company. The Consultant may, however, provide Services hereunder through SEC Audit Prep, Inc., an entity controlled by the Consultant, and in such case, Fee payments shall be made to such entity; provided, however, that in such event, the Consultant shall continue to be the primary provider of the Services.

c.
Consultant shall perform the Services as an independent contractor and shall not be considered an employee of Company or partner, joint venture or otherwise related to Company for any purpose. Accordingly, Consultant may not bind Company to any contract, agreement or arrangement.

d.
Consultant shall not trade the Company’s stock on insider information the Consultant may learn in the course of performing his services under this Agreement. The Consultant agrees to disclose in writing to the Company any changes in the Consultant’s ownership position with respect to the Company’s stock within five (5) business days after an event involving acquisition or disposition of the Company’s stock occurs.

e.	This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws.

f.	This Agreement constitutes the entire understanding between the Consultant and Company respecting the Services described herein.

g.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h.	Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

i.
The Consultant shall be primarily based in New York; however, the Consultant will travel back and forth to the Washington, DC area, where the executive offices of the Company are based, on an as needed basis. The Consultant expects to travel to Washington, DC at least one time per month.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the date first above written.

Thorium Power, LTD.	Treasurer and Financial Consultant

Larry Goldman

By: /s/ Seth Grae Name: SETH GRAE	By: /s/ Larry Goldman Name: SEC Audit Prep, Inc.
Title: President and Chief Executive Officer	Title: President